Exhibit 5










May 20, 1996



Strategic Distribution, Inc.
12136 West Bayaud
Suite 320
Lakewood, Colorado 80228

Gentlemen:

You have requested our opinion, as counsel for Strategic Distribution, Inc., a Delaware corporation (the "Corporation"), in connection with the Registration Statement on Form S-1 (No. 333-02393), as amended (the "Registration Statement"), under the Securities Act of 1933, as amended, filed by the Corporation with the Securities and Exchange Commission.

The Registration Statement relates to an offering of up to 9,430,000 shares ("Shares") of common stock, par value $.10 per share, of the Corporation, of which 1,230,000 Shares are subject to a 30-day over-allotment option.

In that connection, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and instruments relating to the Corporation as we have deemed relevant and necessary to the formation of the opinions hereinafter set forth. In such examination, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, the legal capacity of all persons executing such documents, the conformity to originals of all copies of documents submitted to us and the truth and correctness of any representations and warranties contained therein.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized, and, upon issuance, delivery and sale, for the consideration specified in the Registration Statement, will be legally issued, fully paid and non-assessable.



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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement.


Very truly yours,



Willkie Farr & Gallagher



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